UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24757	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10500 N.E. 8th Street, Suite 1400, Bellevue, WA 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425)-749-3600

Copies to:
Richard A. Friedman, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 27, 2007, eMagin Corporation (the “Company”) entered into Allonge No. 2 to the 6% Senior Secured Convertible Notes Due 2007-2008 of the Company dated as of July 21, 2006 (the “Notes”) with the holders of the Notes owning a majority-in-interest of the outstanding principal amount in order for the Company to amend the Notes to reduce the minimum cash and cash equivalents balances which the Company is required to maintain pursuant to the Notes from $600,000 to $200,000, covering the period from April 1, 2007 to May 15, 2007.

Item 2.02.  Results of Operations and Financial Condition.

On March 28, 2007, the Company announced its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2006 and certain other information. A copy of the Company’s press release announcing these financial results and certain other information is attached hereto as Exhibit 99.1.

  In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 27, 2007, the Audit Committee of the Board of Directors (the “Audit Committee”) and management of the Company determined, after consultation with its independent registered public accounting firm, that a restatement of its financial statements for the three and nine months ended September 30, 2006 which was filed on Form 10-Q on November 20, 2006 (the "Report") is necessary to reflect revised valuations for derivative liabilities and deferred debt discounts recorded for the common stock purchase warrants issued on July 21, 2006 pursuant to certain Note Purchase Agreements which the Company entered into with certain qualified institutional buyers and accredited investors. The Company and the Audit Committee determined that it should take this action to prevent future reliance on previously issued financial statements set forth in the Report. Such financial statements should no longer be relied upon.

In particular, a Black-Scholes calculation was used to determine each of these values initially using the 18 month life of the notes. The amendment will correct the term to the warrant life of five years resulting in higher valuations. The balance sheet set forth in the Report will be amended to reflect approximately $1.3 million of additional derivative liability and approximately $1.2 million of deferred debt discount as of September 30, 2006 compared to approximately $2.1 million and $1.8 million, respectively, as previously reported. The income statement as of September 30, 2006 will be adjusted to include approximately $75,000 net of other expense related to the quarterly derivative revaluation and amortization of the debt discount compared to approximately $184,000 as previously reported. All of these items are non-cash.

The Company has discussed this matter with its independent registered public accounting firm.

Complete Description

The foregoing description of the new financial statements is not a complete summary. The new financial statements, which should be relied upon, will contain amendments to the Report to effect the aforementioned restatements. You are urged to read the complete documents on the amended Form 10-Q after filing on or prior to March 30, 2007 on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

Item 9.01.      Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.
Exhibit Number	Description
10.1	Allonge No. 2 to the 6% Senior Secured Convertible Notes Due 2007-2008 of eMagin Corporation dated as of March 9, 2007.
99.1	Press Release of eMagin Corporation dated as of March 28, 2007.
99.2	Letter from Eisner LLP dated as of March 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: March 28, 2007	By:	/s/ K.C. Park
Dr. K.C. Park
Interim Chief Executive Officer